EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                              For the three month period
                                                     ending March 31
                                             -----------------------------
                                                2002               2001
                                             -----------------------------

Weighted average shares outstanding:          5,436,101          5,436,165

Common Stock

Common Stock Equivalents
    Stock Options                                     0                  0
    Stock Awards                                      0                  0
    ESOP Shares                                       0                  0
Total Common Stock Equivalents                        0                  0

Total weighted average shares outstanding     5,436,101          5,436,165

Net Income                                   $2,274,000         $2,028,000

Net Income Per Share                                .42(cent)          .37(cent)

Fully Diluted Income Per Share                      .42(cent)          .37(cent)


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